TO:     IFG Senior Executive Group
        DBI & RPR Senior Management Councils
        IFG, ROG & AMS Senior Managers
        DBI & RPR Branch Managers

DATE:   April 19, 1996

RE:     Questions Concerning Proxy Items

- -----------------------------------------------------------------

There have been some questions from employees concerning the 1996 Stock Incentive Plan and increase in IFG's authorized common stock (Proposals #2 and #3 in the proxy statement). The following information should assist you in responding to these questions.

PURPOSE OF THE PLAN

     The 1996 Stock Incentive Plan replaces the 1986 Stock Option Plan that expired by its terms on February 11, 1996. Just as under the 1986 Plan, the shares issuable under the new Plan will be used to attract and retain key management personnel and non-employee directors to help IFG fulfill its growth objectives. Options and other stock-based awards are a highly efficient form of compensation from both a cost and an accounting perspective and align the long-term financial interest of recipients with that of IFG's shareholders. Under this Plan, options or other stock-based awards are permitted to be granted to any employees of the IFG companies as a part of the 1% Club or other employee award programs.

SIZE OF PLAN AND POTENTIAL FOR DILUTION

    The Plan  is a ten-year plan, just as was the 1986 Plan.  The
    3,000,000 shares reserved for the Plan is comparable to the number of shares authorized under the 1986 Plan after adjusting for the stock split:

                           1986 Stock
                           Option Plan        1986 Plan
                             Prior to           After
                             3 for 2           3 for 2          Incentive
                           Stock  Split      Stock Split           Plan
                           ------------      -----------       -----------
No. of Shares in Plan        2,000,000         3,000,000         3,000,000

No. of Shares Outstanding    8,100,000        12,150,000        12,100,000

No. of Authorized           20,000,000        20,000,000        30,000,000*
Common Shares


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[FN]
* If increase in authorized common shares is approved by IFG's stockholders

     Of the 3,000,000 shares authorized under the 1986 Plan, 805,442 shares had been issued as of March 31, 1996 and 1,354,063 shares were reserved for issuance pursuant to outstanding options. As for potential dilution, however, you should note that IFG also repurchased over 998,000 shares of its common stock through its ongoing stock repurchase program and other repurchases during the term of the 1986 Plan, more than offsetting any potential dilution from the issuance of shares pursuant to stock options.

CONCENTRATION OF STOCK

     Under the 1986 Plan the largest single award ever granted was an option for 73,500 shares (post-split). No individual grant in the last three years has exceeded the level of option awards to named executives shown on page 8 of the proxy statement. The aggregate number of options granted during 1995 to IFG's senior executives, outside directors and 1% Club winners was 357,900.

INCREASE IN AUTHORIZED COMMON

     The  increase  in  the  number  of  authorized  shares  from
     20,000,000 to 30,000,000 restores to the pre-stock-split level the cushion between IFG's authorized and its outstanding common stock. This gives us the appropriate room to issue additional common shares under the 1996 Stock Incentive Plan AND to use our stock to take advantage of business opportunities such as acquisitions, equity financings, payment of stock dividends or other general corporate purposes.

Thank you for passing this information along if any of your employees has questions.